Aaron's, Inc. Names Kelly Barrett to its Board of Directors

ATLANTA, May 8, 2019 -- Aaron's, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced the appointment of Kelly Barrett to its Board of Directors and audit committee.
Ms. Barrett held a variety of senior management positions at The Home Depot from 2003-2018, most recently as Senior Vice President, leading the Home Services division. Prior to that, she held the positions of Vice President - Internal Audit and Corporate Compliance, and Vice President - Corporate Controller.  Before joining The Home Depot, Ms. Barrett served for more than 10 years in senior management positions and ultimately as Senior Vice President and Chief Financial Officer of Cousins Properties Incorporated, a publicly traded real estate investment trust.
In addition to her extensive professional experience, Ms. Barrett is an active member of the charitable community in the Atlanta area. She currently serves as Chair of the Board of the Metro Atlanta YMCA, the Georgia Tech Foundation Board of Trustees and the Atlanta Rotary Club. Ms. Barrett has previously served on the Boards of the Girl Scouts of Greater Atlanta and Partnership Against Domestic Violence.
“I am pleased to welcome Kelly to our Board of Directors,” said Ray Robinson, Chairman of the Aaron’s, Inc. Board of Directors. “Kelly’s strong background in public company operations, finance, audit and compliance will be a tremendous asset to the board as it carries out its oversight responsibilities, and her record of giving back to the community aligns well with the Aaron’s culture.”

About Aaron's, Inc.
Headquartered in Atlanta, Aaron's, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Aaron's Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its approximately 1,600 company-operated and franchised stores in 47 states and Canada as well as its e-commerce platform, Aarons.com. In addition, Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through over 20,000 retail locations in 46 states. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit Aarons.com, ProgLeasing.com, and HELPcard.com.
Media Contact:     Garet Hayes; Director of Public Relations; garet.hayes@aarons.com; 678-402-3863
Investor Contact:     Michael P. Dickerson; Vice President of Investor Relations; mike.dickerson@aarons.com; 678-402-3590